Exhibit 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statements Nos. 333-204837 and 333-197138 of Seventy Seven Energy Inc. on Forms S-8 of our report dated June 20, 2016, relating to the financial statements and supplemental schedules of the Seventy Seven Energy Inc. Retirement & Savings Plan appearing in this Annual Report on Form 11-K of the Seventy Seven Energy Inc. Retirement & Savings Plan as of December 31, 2015 and for the year ended December 31, 2015.
/s/ Eide Bailly LLP
Mankato, Minnesota
June 20, 2016